Exhibit (d)(xii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                                    EXHIBIT M

                                     to the

                          Investment Advisory Contract

                       TRUST FOR U.S. TREASURY OBLIGATIONS

        For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .40 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .40 of 1% applied to the daily net assets of the Fund.

        Adviser shall reimburse the Fund (limited to the amount of the gross investment advisory fee computed in accordance with the above provision in any fiscal year or portion thereof, the amount, if any, by which the aggregate normal operating expenses of the Fund, including the gross investment advisory fee but excluding interest, taxes, brokerage commissions, expenses of registering and qualifying the Fund and its Shares under Federal and state laws, expenses of withholding taxes, and extraordinary expenses for such fiscal year or portion thereof exceed .45 of 1% (or in the case of a portion of a fiscal year, .0375 of 1% multiplied by the number of calendar months in such period) of the average daily net assets of the Fund for such period. This obligation does not include any expenses incurred by shareholders who choose to avail themselves of the Transfer Agent's sub-accounting facilities. Such reimbursement will be accounted for and adjusted annually in accordance with generally accepted accounting principles and any Rules and Regulations of the Securities and Exchange Commission applicable thereto.

        The advisory fee so accrued shall be paid to Adviser daily.

        Witness the due execution hereof this 1st day of April, 1999.

                                    FEDERATED INVESTMENT
                                            MANAGEMENT COMPANY

                                    By:  /S/ G. ANDREW BONNEWELL

                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President

                                    MONEY MARKET OBLIGATIONS TRUST

                                    By:  /S/ RICHARD B. FISHER

                                    Name:  Richard B. Fisher
                                    Title:  Vice President